UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 17, 2026

BIRCHTECH CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-33067 (Commission File Number)	87-0398271 (IRS Employer Identification No.)

1810 Jester Drive Corsicana, Texas	75109
(Address of principal executive offices)	(Zip Code)

(614) 505-6115

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	BCHT	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously reported, on February 27, 2026, Birchtech Corp. (the “Company”) completed a public offering (the “Offering”) of 6,250,000 shares of the Company’s common stock, par value $0.001 per share, at a purchase price per share of $2.40 (the “Offering Price”), generating gross proceeds of $15.0 million. The Company entered into an underwriting agreement with Lake Street Capital Markets, LLC, as representative of the several underwriters named therein (collectively, the “Underwriters”), relating to the Offering, pursuant to which the Company also granted the Underwriters a 30-day option to purchase up to an additional 937,500 shares of common stock at the Offering Price (the “Over-Allotment Option”).

On March 17, 2026, the Company sold to the Underwriters pursuant to the Underwriters' partial exercise of its Over-Allotment Option, 600,000 shares of common stock resulting in additional gross proceeds to the Company of approximately $1.4 million. After giving effect to such partial exercise of the Over-Allotment Option, a total of 6,850,000 shares of common stock have been issued and sold in the Offering, and the gross proceeds from the Offering, including the partial exercise of the Over-Allotment Option, was approximately $16.4 million. The Over-Allotment Option currently provides for the purchase of up to an additional 337,500 shares of common stock, which remain unexercised.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Birchtech Corp.

Date: March 17, 2026	By:	/s/ Richard MacPherson
Richard MacPherson President and Chief Executive Officer

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